Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q3 2016 Results

New York, NY – November 3, 2016 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter ended September 30, 2016.

Business Update

Silvercrest Asset Management continued strong organic growth in both its core family wealth business and institutional business during the third quarter ended September 30, 2016. Silvercrest added $216 million in newly committed client accounts and assets, one of the best quarters for organic business development since the first quarter of 2014. New business was generated equally by both the ultra-high net worth and institutional businesses.  We remain proud of Silvercrest’s ability to maintain its history of organic growth.

Strong investment performance during the third quarter contributed additional growth of $456 million in discretionary assets. Combined with Silvercrest’s organic growth, during the third quarter, discretionary assets increased approximately $660 million to $13.2 billion as of September 30, 2016, a 12% year-over-year increase in discretionary assets under management. The firm has continued its growth while maintaining its fee basis for assets under management and margins, and while investing in the business

Importantly, Silvercrest's proprietary value equity strategies have maintained their strong performance.  Each of the firm's six primary equity strategies have outperformed their relevant benchmarks for nearly all measured periods, as well as since inception.

We remain focused on finding selective and prudent acquisitions in money-center cities, and we believe Silvercrest's growth, culture and premier brand in the fast-growing RIA business, makes it a desirable business partner. We remain optimistic about complementing our organic growth with accretive acquisitions to add professional talent and to broaden our high net worth network of clients.

On November 2, 2016, the Company’s Board of Directors declared a quarterly dividend of $0.12 per share of Class A common stock.  The dividend will be paid on or about December 16, 2016 to shareholders of record as of the close of business on December 9, 2016.

Third Quarter 2016 Highlights

•	Total Assets Under Management (“AUM”) of $17.9 billion, inclusive of discretionary AUM of $13.2 billion and non-discretionary AUM of $4.7 billion at September 30, 2016.
•	Revenue of $20.5 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $2.9 million and $1.5 million, respectively.
•	Basic and diluted net income per share of $0.19.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)[1] of $5.9 million
•	Adjusted net income[1] of $2.6 million.
•	Adjusted basic and diluted earnings per share[1] of $0.20 and $0.19, respectively.

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

SILVERCREST ASSET MANAGEMENT GROUP LLC

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands except as indicated)	2016	2015	2016	2015
Revenue	$20,470	$19,953	$59,070	$55,927
Income before other income (expense), net	$4,181	$4,269	$11,310	$13,010
Net income	$2,893	$2,783	$7,495	$8,920
Net income attributable to Silvercrest	$1,496	$1,326	$3,729	$4,450
Adjusted EBITDA[1]	$5,893	$5,754	$16,564	$16,088
Adjusted EBITDA margin[2]	28.8%	28.8%	28.0%	28.8%
Adjusted net income[1]	$2,609	$2,663	$7,205	$8,135
Adjusted basic earnings per share[1]	$0.20	$0.21	$0.56	$0.64
Adjusted diluted earnings per share[1]	$0.19	$0.20	$0.53	$0.60
Assets under management at period end (billions)	$17.9	$17.6	$17.9	$17.6
Average assets under management (billions)[3]	$17.6	$17.8	$18.0	$18.3

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.
[3]

Adjusted basic and diluted earnings per share measures for the three and nine months ended September 30, 2016 are based on the number of shares of Class A common stock and Class B common stock outstanding as of September 30, 2016.  Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units to the extent dilutive at the end of the reporting period.

AUM at $17.9 billion

Silvercrest’s discretionary assets under management increased by $1.4 billion, or 11.9%, to $13.2 billion at September 30, 2016 from $11.8 billion at September 30, 2015.  Silvercrest’s total AUM increased by $0.3 billion, or 1.7%, to $17.9 billion at September 30, 2016 from $17.6 billion at September 30, 2015.  The increase in total AUM was attributable to market appreciation of $1.0 billion, partially offset by net client outflows of $0.7 billion.

Silvercrest’s discretionary assets under management increased by $0.6 billion, or 4.8%, to $13.2 billion at September 30, 2016 from $12.6 billion at June 30, 2016.  Silvercrest’s total AUM increased by $0.7 billion, or 4.1%, to $17.9 billion at September 30, 2016 from $17.2 billion at June 30, 2016.  The increase in total AUM was attributable to market appreciation of $0.5 billion and net client inflows of $0.2 billion.

Our total assets under management exclude approximately $14.8 billion of non-discretionary assets of a public treasurers’ office for which we became advisor in connection with the acquisition of Jamison, Eaton & Wood, Inc. (the “Jamison acquisition”), which closed on June 30, 2015. Silvercrest provides advisory services to this office with a fee cap of $825 thousand per annum. We exclude these assets because they are related to a unique client relationship for which the fee cap is significantly disproportionate to the related assets under management. This fee arrangement is not indicative of our average fee rate.

Third Quarter 2016 vs. Third Quarter 2015

Revenue increased by $0.5 million, or 2.6%, to $20.5 million for the three months ended September 30, 2016, from $20.0 million for the three months ended September 30, 2015. This increase was driven primarily by growth in our management and advisory fees as a result of increased assets under management and by growth in our family office services fees mainly as a result of the acquisition of Cappiccille & Company LLC (the “Cappiccille Acquisition”), which closed on January 11, 2016.  Revenue related to the Cappiccille Acquisition for the three months ended September 30, 2016 was $0.1 million.

Total expenses increased by $0.6 million, or 3.9%, to $16.3 million for the three months ended September 30, 2016 from $15.7 million for the three months ended September 30, 2015. Compensation and benefits expense increased by $0.6 million, or 5.4%, to $12.2 million for the three months ended September 30, 2016 from $11.6 million for the three months ended September 30, 2015. The increase was primarily attributable to an increase in equity-based compensation of $0.3 million due to the granting of restricted stock units in August 2015 and May 2016, an increase in salaries expense of $0.2 million primarily as a result of both merit-based increases and increased headcount due to the Cappiccille Acquisition and an increase in the accrual for bonuses of $0.1 million.  General and administrative expenses remained flat at $4.1 million for the three months ended September 30, 2016 and 2015.

Consolidated net income was $2.9 million.  Net income attributable to Silvercrest was $1.5 million, or $0.19 per basic and diluted share for the three months ended September 30, 2016.   Our Adjusted Net Income1 was $2.6 million, or $0.20 per adjusted basic share and $0.19 per adjusted diluted share3 for the three months ended September 30, 2016.

Adjusted EBITDA1 was $5.9 million or 28.8% of revenue for the three months ended September 30, 2016 as compared to $5.8 million or 28.8% of revenue for the same period in the prior year.

Nine Months Ended September 30, 2016 vs. Nine Months Ended September 30, 2015

Revenue increased by $3.1 million, or 5.6%, to $59.1 million for the nine months ended September 30, 2016, from $55.9 million for the nine months ended September 30, 2015. This increase was driven primarily by growth in our management and advisory fees as a result of increased assets under management mainly as a result of the Jamison Acquisition, and by growth in our family office services fees mainly as a result of the Cappiccille Acquisition.  Revenue related to the Jamison Acquisition for the nine months ended September 30, 2016 and 2015 was $3.8 million and $1.4 million, respectively.  Revenue related to the Cappiccille Acquisition for the nine months ended September 30, 2016 was $0.4 million.

Total expenses increased by $4.8 million, or 11.3%, to $47.7 million for the nine months ended September 30, 2016 from $42.9 million for the nine months ended September 30, 2015. Compensation and benefits expense increased by $3.7 million, or 11.5%, to $35.4 million for the nine months ended September 30, 2016 from $31.7 million for the nine months ended September 30, 2015.  The increase was primarily attributable to an increase in the accrual for bonuses of $0.4 million, an increase in benefits costs of $0.2 million, an increase in equity-based compensation of $1.7 million due to the granting of restricted stock units in August 2015 and May 2016 and an increase in salaries expense of $1.4 million primarily as a result of both merit-based increases and increased headcount due to the Jamison and Cappiccille acquisitions.  General and administrative expenses increased by $1.2 million, or 10.7%, to $12.4 million for the nine months ended September 30, 2016 from $11.2 million for the nine months ended September 30, 2015.  This increase was primarily due to an increase in investment research costs of $0.2 million, mainly as a result of the Jamison Acquisition, an increase in sub-advisory and referral fees of $0.4 million due to the Jamison Acquisition, an increase in client reimbursements of $0.1 million, an increase in business taxes of $0.1 million, an increase in telephone expenses of $0.1 million and an increase in depreciation and amortization of $0.3 million due primarily to intangibles acquired as part of the Jamison Acquisition.

Consolidated net income was $7.5 million.  Net income attributable to Silvercrest was $3.7 million, or $0.47 per basic and diluted share for the nine months ended September 30, 2016.   Our Adjusted Net Income1 was $7.2 million, or $0.56 per adjusted basic share and $0.53 per adjusted diluted share3 for the nine months ended September 30, 2016.

Adjusted EBITDA1 was $16.6 million or 28.0% of revenue for the nine months ended September 30, 2016 as compared to $16.1 million or 28.8% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were approximately $30.0 million at September 30, 2016, compared to $31.6 million at December 31, 2015. Silvercrest L.P. had notes payable of $2.6 million at September 30, 2015 and $4.5 million at December 31, 2015.  As of September 30, 2016, no amount had been drawn down on our term loan and there was nothing outstanding on our revolving credit facility with City National Bank.

Total stockholders' equity was $47.0 million at September 30, 2016.  We had 8,049,025 million shares of Class A common stock outstanding and 4,891,475 million shares of Class B common stock outstanding at September 30, 2016.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company.

•	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.
•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses. Furthermore, Adjusted Net Income includes income tax expense assuming a corporate rate of 40%.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested deferred equity units, restricted stock units and performance units to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on November 4, 2016, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation, coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue
Management and advisory fees	$19,457	$19,117	$56,194	$53,492
Family office services	1,013	836	2,876	2,432
Total revenue	20,470	19,953	59,070	55,927
Expenses
Compensation and benefits	12,166	11,547	35,390	31,740
General and administrative	4,123	4,137	12,370	11,177
Total expenses	16,289	15,684	47,760	42,917
Income before other (expense) income, net	4,181	4,269	11,310	13,010
Other (expense) income, net
Other income, net	(215)	8	(99)	1,013
Interest income	15	17	47	54
Interest expense	(47)	(77)	(174)	(191)
Total other (expense) income, net	(247)	(52)	(226)	876
Income before provision for income taxes	3,934	4,217	11,084	13,886
Provision for income taxes	1,041	1,434	3,589	4,966
Net income	2,893	2,783	7,495	8,920
Less: net income attributable to non-controlling interests	(1,397)	(1,457)	(3,766)	(4,470)
Net income attributable to Silvercrest	$1,496	$1,326	$3,729	$4,450
Net income per share:
Basic	$0.19	$0.17	$0.47	$0.57
Diluted	$0.19	$0.17	$0.47	$0.57
Weighted average shares outstanding:
Basic	8,038,638	7,876,930	8,020,793	7,823,618
Diluted	8,049,220	7,876,930	8,026,625	7,823,618

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of non-GAAP financial measure:
Net income	$2,893	$2,783	$7,495	$8,920
Provision for income taxes	1,041	1,434	3,589	4,966
Delaware Franchise Tax	45	45	135	145
Interest expense	47	77	174	191
Interest income	(15)	(17)	(47)	(54)
Depreciation and amortization	671	758	2,012	1,677
Equity-based compensation	842	497	2,417	716
Other adjustments (A)	369	177	789	(473)
Adjusted EBITDA	$5,893	$5,754	$16,564	$16,088
Adjusted EBITDA Margin	28.8%	28.8%	28.0%	28.8%

(A)	Other adjustments consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Acquisition costs (a)	$—	$42	$22	$122
Non-acquisition expansion costs (b)	69	78	226	290
Severance	—	—	6	48
Other (c)	300	57	535	(933)
Total other adjustments	$369	$177	$789	$(473)

(a)

For the nine months ended September 30, 2016, reflects $12 of legal fees associated with the Cappiccille Acquisition, and $10 of professional fees related to the Jamison acquisition. For the three and nine months ended September 30, 2015, reflects the legal fees associated with the Jamison acquisition.

(b)

Represents accrued earnout of $69 and $78 for the three months ended September 30, 2016 and 2015, respectively, related to our Richmond, VA office expansion.  Represents accrued earnout of $226 and $221 and professional fees of $0 and $69 for the nine months ended September 30, 2016 and 2015, respectively, related to our Richmond, VA office expansion.

(c)

For the three months ended September 30, 2016, represents costs associated with the upgrade of our telephone system of $16, professional fees related to a mock compliance audit of $61 and a true up adjustment of $223 to our tax receivable agreement.  For the nine months ended September 30, 2016, represents costs associated with the upgrade of our telephone system of $60, costs related to the implementation of software of $13, a sign on bonus of $261 paid to a new employee, professional fees related to a mock compliance audit of $78 and a true up adjustment of $123 to our tax receivable agreement.  For the three and nine months ended September 30, 2015, represents professional fees of $57 related to the initial award agreements of restricted stock unit grants and a true-up adjustment to our tax receivable agreement of $(990). The adjustment in fair value is the result in a reduction in future effective corporate tax rate in New York City as a result of a law change. The reduction in the future effective corporate tax rate will result in less tax benefits being recognized by the Company from future amortization reducing its liability pursuant to the tax receivable agreement.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Reconciliation of non-GAAP financial measure:
Net income	$2,893	$2,783	$7,495	$8,920
GAAP Provision for income taxes	1,041	1,434	3,589	4,966
Delaware Franchise Tax	45	45	135	145
Other adjustments (See A in Exhibit 2)	369	177	789	(473)
Adjusted earnings before provision for income taxes	4,348	4,439	12,008	13,558
Adjusted provision for income taxes:
Adjusted provision for income taxes (40% assumed tax rate)	(1,739)	(1,776)	(4,803)	(5,423)

Adjusted net income	$2,609	$2,663	$7,205	$8,135

Adjusted earnings per share/unit:
Basic	$0.20	$0.21	$0.56	$0.64
Diluted	$0.19	$0.20	$0.53	$0.60

Shares/units outstanding:
Basic Class A shares outstanding	8,049	7,913	8,049	7,913
Basic Class B shares/units outstanding	4,892	4,772	4,892	4,772
Total basic shares/units outstanding	12,941	12,685	12,941	12,685

Diluted Class A shares outstanding (B)	8,060	7,913	8,060	7,913
Diluted Class B shares/units outstanding (C)	5,621	5,743	5,621	5,743
Total diluted shares/units outstanding	13,681	13,656	13,681	13,656

(B)	Includes 10,582 unvested restricted stock units as of September 30, 2016.
(C)	Includes 0 and 4,911 unvested deferred equity units and 728,674 and 966,510 unvested restricted stock units as of September 30, 2016 and 2015, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of

Financial Condition
(in thousands)

	September 30, 2016	December 31, 2015
Assets	(Unaudited)
Cash and cash equivalents	$29,967	$31,562
Restricted certificates of deposit	80	587
Investments	30	32
Receivables, net	4,512	4,502
Due from Silvercrest Funds	2,524	4,330
Furniture, equipment and leasehold improvements, net	2,162	2,425
Goodwill	25,168	24,682
Intangible assets, net	13,872	15,331
Deferred tax asset – tax receivable agreement	20,506	21,498
Prepaid expenses and other assets	3,729	3,262
Total assets	$102,550	$108,211
Liabilities and Equity
Accounts payable and accrued expenses	$3,979	$4,031
Accrued compensation	16,459	21,786
Notes payable	2,552	4,514
Deferred rent	528	852
Deferred tax and other liabilities	15,596	15,391
Total liabilities	39,114	46,574
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 8,049,025 and 7,989,749 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	80	80
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 4,891,475 and 4,695,014 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	48	46
Additional Paid-In Capital	41,235	40,951
Retained earnings	5,600	4,758
Total Silvercrest Asset Management Group Inc.’s equity	46,963	45,835
Non-controlling interests	16,473	15,802
Total equity	63,436	61,637
Total liabilities and equity	$102,550	$108,211

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2016	2015	2015
Beginning assets under management	$17.2	$19.0	-9.5%
Gross client inflows	1.2	0.9	33.3%
Gross client outflows	(1.0)	(0.9)	11.1%
Market appreciation (depreciation)	0.5	(1.4)	135.7%
Ending assets under management	$17.9	$17.6	1.7%

	Nine Months Ended September 30,		% Change From September 30,
	2016	2015	2015
Beginning assets under management	$18.1	$17.9	1.1%
Gross client inflows	3.4	3.6	-5.6%
Gross client outflows	(4.1)	(2.7)	51.9%
Market appreciation (depreciation)	0.5	(1.2)	141.7%
Ending assets under management	$17.9	$17.6	1.7%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2016	2015	2015
Beginning assets under management	$12.6	$12.6	—
Gross client inflows	1.1	0.9	22.2%
Gross client outflows	(0.9)	(0.9)	—
Market appreciation (depreciation)	0.4	(0.8)	150.0%
Ending assets under management	$13.2	$11.8	11.9%

	Nine Months Ended September 30,		% Change From September 30,
	2016	2015	2015
Beginning assets under management	$12.1	$11.6	4.3%
Gross client inflows	3.2	3.4	-5.9%
Gross client outflows	(3.0)	(2.5)	20.0%
Market appreciation (depreciation)	0.9	(0.7)	228.6%
Ending assets under management	$13.2	$11.8	11.9%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2016	2015	2015
Beginning assets under management	$4.6	$6.4	-28.1%
Gross client inflows	0.1	─	NM
Gross client outflows	(0.1)	─	NM
Market appreciation (depreciation)	0.1	(0.6)	116.7%
Ending assets under management	$4.7	$5.8	-19.0%

	Nine Months Ended September 30,		% Change From September 30,
	2016	2015	2015
Beginning assets under management	$6.0	$6.3	-4.8%
Gross client inflows	0.2	0.2	─
Gross client outflows	(1.1)	(0.2)	450.0%
Market depreciation	(0.4)	(0.5)	-20.0%
Ending assets under management	$4.7	$5.8	-19.0%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended September 30,
	2016	2015
Total AUM as of June 30,	$17.193	$19.041
Discretionary AUM:
Total Discretionary AUM as of June 30,	12.560	12.577
New client accounts/assets	0.177	0.081	(1)
Closed accounts	(0.011)	(0.061)	(2)
Net cash inflow/(outflow)	0.039	(0.033)	(3)
Non-discretionary to discretionary AUM	─	0.010	(4)
Market appreciation	0.457	(0.779)
Change to Discretionary AUM	0.662	(0.782)
Total Discretionary AUM as of September 30,	13.222	11.795
Change to Non-Discretionary AUM	0.039	(0.638)	(5)
Total AUM as of September 30,	$17.894	$17.621

	Nine Months Ended September 30,
	2016	2015
Total AUM as of January 1,	$18.147	$17.893
Discretionary AUM:
Total Discretionary AUM as of January 1,	12.077	11.583
New client accounts/assets	0.514	1.243	(1)
Closed accounts	(0.144)	(0.103)	(2)
Net cash inflow/(outflow)	(0.144)	(0.229)	(3)
Non-discretionary to discretionary AUM	0.001	0.005	(4)
Market appreciation	0.917	(0.704)
Change to Discretionary AUM	1.144	0.212
Total Discretionary AUM as of September 30,	13.222	11.795
Change to Non-Discretionary AUM	(1.397)	(0.484)	(5)
Total AUM as of September 30,	$17.894	$17.621

(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of September 30, 2016

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE	ANNUALIZED PERFORMANCE
AS OF September 30, 2016	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	21.0	11.0	16.5	12.8	8.2
Russell 1000 Value Index		16.2	9.7	16.2	12.3	6.9
Small Cap Value Composite	4/1/02	18.6	9.5	18.1	14.7	11.0
Russell 2000 Value Index		18.8	6.8	15.5	11.6	7.9
Smid Cap Value Composite	10/1/05	20.3	10.9	17.6	13.6	9.7
Russell 2500 Value Index		17.7	8.1	16.3	12.8	7.3
Multi Cap Value Composite	7/1/02	19.3	10.9	17.2	13.8	9.3
Russell 3000 Value Index		16.4	9.5	16.1	12.3	7.7
Equity Income Composite	12/1/03	24.5	12.3	17.4	14.6	11.7
Russell 3000 Value Index		16.4	9.5	16.1	12.3	7.9
Focused Value Composite	9/1/04	24.5	12.1	18.4	13.6	10.9
Russell 3000 Value Index		16.4	9.5	16.1	12.3	7.5

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 smallest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.